Exhibit 5.1

May 10, 2024

HF Sinclair Corporation

2828 N. Harwood

Suite 1300

Dallas, Texas 75201

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for HF Sinclair Corporation, a Delaware corporation (the “Company”), with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission, pursuant to the Securities Act of 1933 (the “Securities Act”), in connection with the offer to exchange (the “Exchange Offer”) by the Company of up to (i) $399,875,000 aggregate principal amount of the Company’s outstanding 6.375% Senior Notes due 2027 (the “2027 Restricted Notes”) for a like principal amount of the Company’s 6.375% Senior Notes due 2027 (the “2027 Registered Notes”) and (ii) $498,879,000 aggregate principal amount of the Company’s outstanding 5.000% Senior Notes due 2028 (the “2028 Restricted Notes” and together with the 2027 Restricted Notes, the “Restricted Notes”) for a like principal amount of the Company’s 5.000% Senior Notes due 2028 (the “2028 Registered Notes” and together with the 2027 Registered Notes, the “Registered Notes”), in each case as contemplated by the Registration Rights Agreement, dated as of December 4, 2023 (the “Registration Rights Agreement”), among the Company, BofA Securities, Inc., Wells Fargo Securities, LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, MUFG Securities Americas Inc., Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., TD Securities (USA) LLC and Truist Securities, Inc. The Registered Notes will be issued pursuant to the Indenture, dated as of April 27, 2022 (the “Base Indenture”), between the Company, as issuer, and Computershare Trust Company, N.A., as trustee (the “Trustee”), as supplemented by that certain Second Supplemental Indenture, dated as of December 4, 2023 (the “Second Supplemental Indenture” and together with the Base Indenture, as amended and supplemented from time to time, the “Indenture”), between the Company and Trustee.

In rendering the opinion set forth below, we have reviewed and relied upon (i) the Registration Statement; (ii) the Indenture; (iii) the Registration Rights Agreement; (iv) the form of the Registered Notes; (v) the Amended and Restated Certificate of Incorporation of the Company; (vi) the Amended and Restated By-Laws of the Company; (vii) certain resolutions adopted by the Board of Directors of the Company (or to the extent permitted by Section 141 of the General Corporation Law of the State of Delaware, a duly constituted and acting committee thereof) relating to the Registration Statement; and (viii) such other certificates, statutes, documents and records as we have deemed necessary and relevant for the purpose of rendering the opinion set forth below. In connection with this opinion, we have assumed

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HF Sinclair Corporation May 10, 2024 Page 2

(a) that all information contained in all documents reviewed by us is true and correct; (b) that all signatures on all documents examined by us are genuine; (c) each person signing the documents that we examined has the legal capacity and authority to do so; (d) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company); (e) that each document submitted to us for review is accurate and complete, each such document that is an original is authentic, and each such document that is a copy conforms to an authentic original; (f) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; and (g) that the Registered Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. As to the matters of fact relevant to the opinion expressed below, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we have relied upon certificates and other communications from officers and employees of the Company, without further investigation as to the facts set forth therein.

Based upon and subject to the foregoing, we are of the opinion that when the Registered Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and duly issued and delivered by the Company upon consummation of the Exchange Offer against receipt of the Restricted Notes to be surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, such Registered Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

In rendering the foregoing opinion, we have further assumed that the Registered Notes will be offered, issued and delivered in accordance with applicable law and any requirements therefor set forth in any corporate action authorizing the Registered Notes and the Indenture and in the manner contemplated by the Registration Statement.

Our opinion is qualified in the following respects:

(i)

the foregoing opinion is qualified to the extent that the enforceability of any document, instrument or Registered Note may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles;

(ii)

we express no opinion concerning (a) the validity or enforceability of any provisions contained in the Indenture or the Registered Notes that purport to waive, or not give effect to, rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws;

HF Sinclair Corporation May 10, 2024 Page 3

(iii)

our opinions herein are limited in all respects to the federal laws of the United States of America, the General Corporation Law of the State of Delaware (including the applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting those laws) and the laws of the State of New York, and we are expressing no opinion as to the applicability or effect of the laws of any other jurisdiction, domestic or foreign;

(iv)	we express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom; and

(v)	our opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.